Exhibit 99.1

FOR IMMEDIATE RELEASE

MICROTUNE CONTACT:

Investor Relations

Jeff Kupp

Microtune, Inc.

972-673-1610

ir@microtune.com

MICROTUNE ANNOUNCES CHANGES IN LEADERSHIP TEAM

Chief Operating Officer Albert Taddiken Retires;

Barry Koch Promoted to Executive Vice President

Plano, TX, June 10, 2009 – Microtune® , Inc. (NASDAQ: TUNE) today announced the resignation of Chief Operating Officer Albert (Bud) Taddiken, who plans to retire. Effective immediately, Microtune has promoted Barry F. Koch to the new position of Executive Vice President, in which he is responsible for Microtune’s broadband and automotive businesses, including overall engineering, development and marketing functions. Together, these businesses comprise one hundred per cent of Microtune’s revenue.

Taddiken and Koch will work together over the next two and one-half months to ensure a seamless transition. Mr. Taddiken will report to the President and CEO, James A. Fontaine, in an advisory role until September 1, 2009.

Taddiken, who has been with Microtune since its inception in 1996, led the team that introduced the world’s first radio frequency (RF) TV tuner on a micro-circuit. It was an outstanding engineering breakthrough that created the Company’s patented MicroTuner™ technology and products. Among other accomplishments, the innovations developed under Taddiken’s leadership made possible the miniaturization of RF signal reception, paving the way for TV anywhere on any device. Under his guidance, Microtune became the world’s leading supplier of RF silicon tuners, helping to transform it from an entrepreneurial enterprise into a global operation with more than $108 million in revenue (2008).

“Bud has leveraged our pioneering technology foundation to create not only a new industry, but to build an exciting business. He leaves behind an impressive legacy of RF innovation, customer focus and dedication, and corporate growth,” said Mr. Fontaine. “Microtune is very proud to have

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had Bud as one of our leaders, and I want to thank him for his significant contributions during his 13 years here. He has also built an outstanding operation. He nurtured a strong, capable team that has the talent and skills to execute against our technology vision and business strategies as we leverage future market opportunities.”

“I will miss Microtune, my long-time friends and associates at the Company, but I am looking forward to the next stage in my life where I can devote more time to personal interests and community participation,” Taddiken said.

Koch, 43, is a long-time veteran of Microtune and has served as a peer to Mr. Taddiken as Co-General Manager of the Company’s broadband business. Since 2001, he has also served as the Vice President and General Manager of its automotive business and prior to that as a Vice President of systems engineering. Since 2000, Koch has also been Managing Director of Microtune’s wholly-owned German subsidiary, Microtune GmbH & Co. K.G., and he retains this position. Mr. Koch holds a B.S.E.E. degree from the University of Missouri (Rolla) and a M.S.E.E. from Purdue University. Mr. Koch’s biography is available online.

Fontaine added, “Barry is a proven leader, familiar with both our broadband and automotive electronics markets, who is able to define and execute successful strategies that address market opportunities, drive efficiency and quality, and promote innovation. Our prioritization on integrated products and solutions for our worldwide customers is driving our Company to be more international in its operation and culture. Barry is highly respected by our employees, our customers and our partners, and with his strong technical and managerial experience, he is the right person to drive the global initiatives that are key to our growth strategy.”

“We anticipate a stable transition to our new leadership under Mr. Koch as we execute on a succession plan that has been in place for some time,” Mr. Fontaine added.

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF) solutions for the worldwide consumer electronics and automotive electronics markets. Inventor of the MicroTuner™ single-chip broadband tuner, Microtune offers a portfolio of advanced tuner, amplifier, and upconverter products that enable the delivery of information and entertainment across new classes of appliances and applications. The Company currently holds 83 U.S. patents for its technology. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

MICROTUNE FORWARD LOOKING STATEMENTS

All statements in this press release other than statements of historical fact are forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally, but not necessarily, accompanied by words such as “plan,” “if,” “estimate,” “expect,” “believe,” “could,” “would,” “anticipate,” “may,” or other words that convey uncertainty of future events or outcomes. These forward-looking statements and other statements made elsewhere in this release are made in reliance, in part, on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ from anticipated results include, the Company’s ability to introduce new products, achieve design wins, maintain customer and strategic partner relationships, forecast customer demand and manage inventory levels, control and budget expenses, protect proprietary technology and intellectual property, and successfully prosecute and defend any pending or future litigation. Any one of these factors may cause the Company’s actual financial results to differ materially from its projected financial results. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Readers are referred to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings which discuss the foregoing factors as well as other important risk factors that could affect our business, results of operations and financial condition.

EDITOR’S NOTE

Microtune is a registered trademark and MicroTuner is a trademark of Microtune, Inc. Copyright © 2009 Microtune, Inc. All rights reserved.